                                                                    Exhibit 21.1

                             List of Subsidiaries
                             --------------------

Arab American Express Company Ltd., a Jordanian company, 100% owned.

Secretarial and Business Services Co. (Aramex) L.L.C., organized under laws of Dubai, 100% owned.

Arabian Express Courier, a subsidiary of Al Khalidia International Group of Companies, organized under the laws of Abu Dhabi, 100% owned.

Almana Trading Company, organized under the laws of Qatar, 100% owned.

Arab American Express Co., organized under the laws of Bahrain, 100% owned.

Alawsat International Transport Company, Ltd., a Saudi Arabian company, 100% owned.

Aramex International Courier France, a French company, 100% owned.

Aramex (U.K.) International Courier, Ltd., organized under the laws of the United Kingdom, 100% owned.

Aramex International Courier of Virginia, Inc., a company organized under the laws of the Commonwealth of Virginia, 100% owned.

Aramex International Inc., a company organized under the laws of New York, 100% owned.

Global Venture Group, a company organized under the laws of Kuwait, 100% owned.

Aramex (Hellas) International S.A., a Greek company, 100% owned.

Aramex International Limited, Israel, organized under the laws of Israel, 100% owned.

Aramex International Limited, a Hong Kong Company, 100% owned.

Middle East Direct Marketing Services Holding Limited, organized under the laws Isle of Jersey, 80% equity ownership interest.

Fallouh Trading and Express Shipping, organized under the laws of Syria, 60% partnership interest.

                                       1